Exhibit 10.9
Assignment of Rights Agreement
between
Mario Ivan Hernández Alvarez
as Assignor
Royal Gold Chile Limitada
as Assignee
and
Royal Gold Inc.
as Guarantor

Assignment of Rights Agreement
THIS ASSIGNMENT OF RIGHTS AGREEMENT (“Agreement”) effective January 16, 2007 (“Effective Date”) is by and between Mario Ivan Hernández Alvarez , Chilean, mining engineer, married with identification certificate number 4773296-K, domiciled at La Concepción 266, Suite 701, Providencia, Chile, (“Assignor”) and Royal Gold, Inc. a corporation organized and existing under the laws of the State of Delaware, United States of America, (“Royal Gold Inc.”) acting on behalf of Royal Gold Chile Limitada, a Chilean limited liability company under formation (“Royal Gold Chile”) and as guarantor of the obligations of Royal Gold Chile hereunder, domiciled at Torre de la Costanera, Avenida Andres Bello 2711, 16th Floor, Santiago, Chile.
Recitals
     Compañia Minera Barrick Chile Limitada (“Barrick”) and Assignor are the parties to that certain Stock Purchase Agreement, dated June 30, 1998 (“Pascua-Lama Contract”) a true and complete copy of which is attached hereto as Exhibit A.
     Pursuant to the Pascua-Lama Contract, Assignor is entitled to receive as the balance of the price due from Barrick: (i) as provided in Clauses 4d) and 4e), an amount equivalent to a variable percentage of the value of gold produced by Barrick or it successors from mineral concessions located in whole or in part within an area identified in Annex A to the Pascua-Lama Contract, and (ii) as provided in Clause 4f), an amount equivalent to 0.4314% of proceeds from copper sold on and after January 1, 2017 that is produced by Barrick or it successors from mineral concessions located in whole or in part within an area identified in Annex A to the Pascua-Lama Contract, less certain specified deductions, all on the terms and conditions specified in the Pascua-Lama Contract (collectively, together will all rights granted to Assignor by the Pascua-Lama Contract in respect of such payments, “Assignor’s Royalty Interest”).
     Assignor desires to assign to Royal Gold Chile and Royal Gold Chile desires to acquire by assignment from Assignor one half of Assignor’s Royalty Interest (“Purchased Royalty Interest”), on the terms and subject to the conditions set forth in this Agreement.
     Royal Gold Chile also desires to acquire a right of first refusal to purchase all or any portion of the other one half of Assignor’s Royalty Interest and Assignor is willing to grant such a right to Royal Gold Chile, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, Assignor and Royal Gold Chile (the “Parties”), intending to be legally bound, covenant and agree as follows.
Agreement

ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. As used in this Agreement, the following terms, whether in singular or plural form, shall have the following meanings:
          (a) “Acquisition” means the consummation of the assignment of the Purchased Royalty Interest to Royal Gold Chile and of the other transactions contemplated by this Agreement.
          (b) “Affiliate” means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with “control” for such purposes meaning (i) the ownership of 50% or more of the equity interests or social rights in a Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
          (c) “Agreement” has the meaning set forth in the Preamble.
          (d) “Assignor” has the meaning set forth in the Preamble.
          (e) “Assignor’s Royalty Interest” has the meaning set forth in the Recitals.
          (f) “Barrick” has the meaning set forth in the Recitals.
          (g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are generally not open for the conduct of regular business in either Santiago, Chile, or Denver, Colorado, United States of America.
          (h) “Chamber” has the meaning set forth in Section 10.7(a).
          (i) “Closing” means the consummation of the Acquisition.
          (j) “Closing Date” has the meaning set forth in Section 2.4.
          (k) “Contract Administration Rights” has the meaning set forth in Section 5.3(b).
          (l) “Dispute” has the meaning set forth in Section 10.7(a).
          (m) “Effective Date” has the meaning set forth in the Preamble.
          (n) “Encumbrance” means any security agreement, financing statement filed with any Governmental Authority, conditional sale or contract right, lien, mortgage, indenture, pledge, option, encumbrance of any kind, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest of any kind which constitutes an interest in or claim against property, however arising.

          (o) “Governmental Authority” means the Republic of Chile, the United States of America, any region or state thereof, and any political subdivision or quasi-governmental authority of any of the same.
          (p) “Indemnitee” has the meaning set forth in Section 8.3(a).
          (q) “Indemnitor” has the meaning set forth in Section 8.3(a).
          (r) “Losses” means any claims, losses, liabilities, damages, penalties, costs, and expenses, including interest imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Indemnitee making a claim or seeking indemnification under this Agreement with respect to funds expended by such Indemnitee by reason of the occurrence of any event with respect to which indemnification is sought.
          (s) “Notice” has the meaning set forth in Section 10.1.
          (t) “Notice of Proposed Transfer” has the meaning set forth in Section 9.1.
          (u) “Parties” has the meaning set forth in the Recitals.
          (v) “Pascua-Lama Contract” has the meaning set forth in the Recitals.
          (w) “Pascua-Lama Project” means the cross-border precious metals project located in Region III, Chile, approximately 150 kilometers southeast of Vallenar, and in San Juan Province, Argentina.
          (x) “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.
          (y) “Purchase Price” has the meaning set forth in Section 2.2.
          (z) ‘Purchased Royalty Interest” has the meaning set forth in the Recitals, and together with the Retained Royalty Interest constitutes Assignor’s Royalty Interest.
          (aa) “Retained Royalty Interest” means the one half interest in Assignor’s Royalty Interest that is not to be assigned to Royal Gold Chile at the Closing, but that will be retained by Assignor.
          (bb) “Royal Gold Chile” means Royal Gold Chile Limitada, a Chilean limited liability company under formation.
          (cc) “Royal Gold Inc”. has the meaning set forth in the Preamble.
          (dd) “Transfer” means sell, assign, transfer, subrogate, novate, pledge, hypothecate or encumber, in any form, directly or indirectly.

     1.2 Rules of Construction. Unless otherwise expressly provided in this Agreement: (i) words used in this Agreement, regardless of the gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (ii) the word “including” is not limiting, and the word “or” is not exclusive; (iii) the capitalized term “Section” refers to sections of this Agreement; (iv) references to a particular Section include all subsections thereof; and (viii) references to a “day” or number of “days” (without the explicit qualification “Business”) refer to a calendar day or number of calendar days.
     1.3 Exhibits. The following Exhibits attached hereto are incorporated in, and form a part of, this Agreement:
     Exhibit A      Pascua-Lama Contract
     Exhibit B      Form of Public Deed
ARTICLE II
PURCHASE AND SALE, CLOSING
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Assignor shall assign and transfer to Royal Gold Chile and Royal Gold Chile shall purchase and pay the Purchase Price for the Purchased Royalty Interest, free and clear of all Encumbrances.
     2.2 Purchase Price. The purchase price for the Purchased Royalty Interest shall be US $20.5 million (“Purchase Price”), payable as herein provided.
     2.3 Payment of Purchase Price. At the Closing, Royal Gold Chile shall pay the Purchase Price to Assignor by bank wire transfer of immediately available funds to an account designated by Assignor at least three Business Days prior to the Closing.
     2.4 Closing. The Closing shall occur as promptly as possible, and in any event not later than the earlier of (i) March 10, 2007 or (ii) five Business Days following the satisfaction or waiver of the conditions set forth in Article VI, or on such other date as the Parties may agree (the “Closing Date”). The Closing shall take place at Avenida Andrés Bello N°2711, piso 16, comuna de las Condes, Santiago, Chile, or at such other place as the Parties may agree not later than three (3) Business Days prior to the Closing Date.
     2.5 Deliveries by Assignor. At the Closing, Assignor shall deliver, or cause to be delivered to Royal Gold Chile (unless previously delivered or waived in writing by Royal Gold Chile) the following:
          (a) a Public Deed in the form and substance of Exhibit B, assigning and transferring the Purchased Royalty Interest to Royal Gold Chile;
          (b) a certificate executed by Assignor, stating that the conditions set forth in Section 6.1 have been satisfied;

          (c) an opinion of Assignor’s legal counsel in form and substance satisfactory to Royal Gold Chile and its legal counsel, acting reasonably, to the effect that Assignor has all the requisite power and authority to execute this Agreement, that Assignor has performed all the necessary acts to execute and deliver this Agreement, and that upon execution and delivery by Assignor, this Agreement will constitute Assignor’s valid and binding obligation and be enforceable against him in accordance with its terms; and
          (d) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Royal Gold Chile to consummate the Acquisition.
     2.6 Deliveries by Royal Gold Chile. At the Closing, Royal Gold Chile shall deliver, or cause to be delivered to Assignor (unless previously delivered or waived in writing by Assignor) the following:
          (a) the Purchase Price, as provided in Section 2.3;
          (b) a certificate executed by an authorized officer of Royal Gold Chile, stating that the conditions set forth in Section 6.2 have been satisfied;
          (c) an opinion of Royal Gold Chile’s legal counsel in form and substance satisfactory to Assignor and its legal counsel, acting reasonably, to the effect that Royal Gold Chile has all the requisite corporate power and authority to execute this Agreement, that Royal Gold Chile has performed all the necessary acts to execute and deliver this Agreement, and that upon execution and delivery by Royal Gold Chile, this Agreement will constitute Royal Gold Chile’s valid and binding obligation and be enforceable against it in accordance with its terms; and
          (d) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by Assignor to consummate the Acquisition.
     2.7 Further Assurances. On and after the Closing Date, each of the Parties will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other Party to carry out any of the provisions of this Agreement.
ARTICLE III
ASSIGNOR’S REPRESENTATIONS AND WARRANTIES
     Assignor represents and warrants to Royal Gold Chile, as of the date of this Agreement and as of the Closing, as follows:
     3.1 Title to Assignor’s Royalty Interest. Assignor owns the entire right, title, and interest in Assignor’s Royalty Interest free and clear of all Encumbrances or claims by third Persons. At the Closing Royal Gold Chile will acquire the Purchased Royalty Interest free and clear of all Encumbrances or claims by third Persons.
     3.2 Pascua-Lama Contract. A true and complete copy of the Pascua-Lama Contract is attached hereto as Exhibit A. The Pascua-Lama Contract is enforceable in accordance with its terms and has not been modified, supplemented, or amended. Assignor has not assigned, in whole or in part, Assignor’s Royalty Interest or any of his rights with respect thereto; granted or created any Encumbrances on or in respect of Assignor’s Royalty Interest; granted any options to purchase or rights of first refusal with respect to Assignor’s Royalty Interest; or agreed to any amendment to the Pascua-Lama Contract or waived any of his rights thereunder. Assignor has fully and timely performed all of his obligations under the Pascua-Lama Contract and there are no further actions required by him or on his behalf in order for him to be fully vested in and entitled to Assignor’s Royalty Interest. There does not exist under the Pascua-Lama Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default on the part of Assignor or any other party thereto.
     3.3 Authority. Assignor has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Assignor have been duly and validly authorized by all necessary action on the part of Assignor, and this Agreement has been duly and validly executed and delivered by Assignor, and is the valid and binding obligation of Assignor, enforceable against him in accordance with its terms.
     3.4 No Conflict; No Required Consents The execution, delivery, and performance by Assignor of this Agreement do not and will not (i) violate any provision of any law applicable to Assignor; (ii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any agreements to which Assignor is a party or by which he is bound or affected; or (iii) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person, other than any filing required to be made by United States securities laws and the notification to Barrick of the Public Deed attached hereto as Exhibit A.
     3.5 No Litigation. No litigation, arbitration or other proceeding is pending, or to Assignor’s knowledge, threatened, against Assignor or involving Assignor’s Royalty Interest.
     3.6 Information and Data. Assignor has provided Royal Gold Chile with copies of all correspondence, notes, written information, data, and other documents in his possession or control relating to Assignor’s Royalty Interest, including all copies of all written communications with Barrick.
     3.7 Broker’s Fees. Assignor does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Royal Gold Chile could become liable or obligated.
ARTICLE IV
ROYAL GOLD CHILE’S REPRESENTATIONS AND WARRANTIES
     Royal Gold Chile represents and warrants to Assignor, as of the date of this Agreement and as of the Closing, as follows:

     4.1 Organization of Royal Gold Chile. Royal Gold Chile is a Chilean limited liability company under formation that at the Closing Date will be duly organized, validly existing and owned by Royal Gold Inc. and an Affiliate of Royal Gold Inc. Royal Gold Inc, is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its activities as such activities are currently conducted.
     4.2 Authority. Royal Gold Inc. has all requisite corporate power and authority to execute, deliver, and perform this Agreement on behalf of Royal Gold Chile and to consummate the transactions contemplated hereby. At the Closing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Royal Gold Chile will have been duly and validly authorized by all necessary action on the part of Royal Gold Chile. This Agreement has been duly and validly executed and delivered on behalf of Royal Gold Chile, and is the valid and binding obligation of Royal Gold Chile, enforceable against it in accordance with its terms.
     4.3 No Conflict; Required Consents The execution, delivery, and performance by Royal Gold Chile of this Agreement do not and will not (i) conflict with or violate any provision of the articles of incorporation or bylaws of Royal Gold Chile; (ii) violate any provision of any law applicable to Royal Gold Chile; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any agreements to which Royal Gold Chile is a party or by which it is bound or affected; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person, other than any filing required to be made by United States securities laws and the notification to Barrick of the Public Deed attached hereto as Exhibit A.
     4.4 Broker’s Fees. Royal Gold Chile does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Assignor could become liable or obligated.
ARTICLE V
COVENANTS
     5.1 Cooperation. Assignor and Royal Gold Chile shall each use commercially reasonable efforts to take all steps within his or its power, and will cooperate with the other Party, to cause to be fulfilled those of the conditions to the other Party’s obligations to consummate the transactions contemplated by this Agreement that are dependent upon his or its actions, and to execute and deliver such instruments and take such other commercially reasonable actions as may be necessary to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.
     5.2 Due Diligence. Following the execution of this Agreement, until the Closing Date or earlier termination of this Agreement, Royal Gold Chile shall have the exclusive right to conduct reasonable due diligence in respect of (i) the ownership, terms and conditions, validity, and good standing of the Assignor’s Royalty Interest, (ii) the ownership, terms and conditions, validity, and good standing of the concessions and minerals rights granted by the Chilean courts in respect of the Pascua-Lama Project; and (iii) the sufficiency of the surface rights and authorizations held by the operator to permit development of the Pascua-Lama Project. Assignor shall co-operate with Royal Gold Chile in respect to such due diligence, and, if requested by Royal Gold Chile, each shall use its reasonable efforts to facilitate direct communications between Royal Gold Chile and Barrick.
     5.3 Administration of Pascua-Lama Contract.
          (a) Immediately following the Closing the Parties shall jointly request that Barrick make one half of all payments due in respect of Assignor’s Royalty Interest to Assignor (to reflect Assignor’s ownership of the Retained Royalty Interest) and the other half of all such payments to Royal Gold Chile (to reflect Royal Gold Chile’s ownership of the Purchased Royalty Interest). If Barrick fails or refuses to make such separate payments to Assignor and to Royal Gold Chile, the Parties agree that all payments made by Barrick in respect of both the Retained Royalty Interest and the Purchased Royalty Interest shall be made to Royal Gold Chile and that Royal Gold Chile shall upon receipt of such payments disburse the amount thereof corresponding to the Retained Royalty Interest to Assignor.
          (b) The Parties acknowledge that if the Closing occurs, they will each own one half of all of the rights and interests that are now held by Assignor related to Assignor’s Royalty Interest, including the rights to (i) take payment in-kind, (ii) protest payments received and conduct an audit, (iii) inspect operations and designate a company for the resolution of any dispute with Barrick concerning commingling of mineral products, (iv) to resolve other disputes with Barrick, (v) acquire concessions that Barrick determines to abandon, and (vi) consent to a transfer of the mining concessions (“Contract Administration Rights”). The Parties agree that a further agreement between them concerning the exercise of the Contract Administration Rights will be necessary in order to secure to Royal Gold Chile the full benefit of its ownership of the Purchased Royalty Interest and to Assignor the full benefit of the Retained Royalty Interest. Promptly following execution of this Agreement, the Parties shall negotiate in good faith a supplemental agreement that address the manner in which they will exercise the Contract Administration Rights following the Closing.
ARTICLE VI
CONDITIONS
     6.1 Conditions to Royal Gold Chile’s Obligations. The obligation of Royal Gold Chile to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived by Royal Gold Chile in its sole discretion:
          (a) The representations and warranties of Assignor in this Agreement shall be true and accurate in all material respects at and as of the Closing with the same effect as if made at and as of the Closing.
          (b) Assignor shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before the Closing.

          (c) No injunction or restraining order of any Governmental Authority of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement and no action or proceeding shall have been instituted and remain pending before any Governmental Authority to restrain or prohibit any of the transactions contemplated by this Agreement.
          (d) The completion of due diligence to Royal Gold Chile’s reasonable satisfaction with respect to: (i) the ownership, terms, and conditions, validity, and good standing of the Assignor’s Royalty Interest, (ii) the ownership, terms and conditions, validity, and good standing of the concessions and minerals rights granted by the Republic of Chile in respect of the Pascua-Lama Project; and (iii) the sufficiency of the surface rights and surface use authorizations held by Barrick to permit development of the Pascua-Lama Project.
          (e) Receipt by Royal Gold Chile of justifiable opinions concerning the Acquisition from its legal and tax advisors that are satisfactory to Royal Gold Chile, acting reasonably and in good faith.
          (f) There shall have not been since the Effective Date any material adverse change in the value of, or prospects for, the Pascua-Lama Project .
     6.2 Conditions to Assignor’s Obligations. The obligation of Assignor to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, any of which may be waived by Assignor in his sole discretion:
          (a) The representations and warranties of Royal Gold Chile in this Agreement shall be true and accurate in all material respects at and as of the Closing with the same effect as if made at and as of the Closing.
          (b) Royal Gold Chile shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before the Closing.
          (c) No injunction or restraining order of any Governmental Authority of competent jurisdiction shall be in effect which prohibits the transactions contemplated by this Agreement and no action or proceeding shall have been instituted and remain pending before any Governmental Authority to restrain or prohibit any of the transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION
     7.1 Termination Events. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:
          (a) at any time, by the mutual written agreement of Royal Gold Chile and Assignor;

          (b) by either Royal Gold Chile or Assignor, upon Notice to the other Party, at any time, if the other Party is in breach or default of its respective covenants, agreements, or other obligations herein, or if any of its representations herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects, and such breach, default or failure is not cured within 30 days of receipt by the other Party of such Notice;
          (c) by either Royal Gold Chile or Assignor upon written notice to the other, if the Closing shall not have occurred on or before the March 10, 2007 for any reason other than a breach or default by such Party of its respective covenants, agreements, or other obligations hereunder, or any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or
          (d) as otherwise provided herein.
     7.2 Effect of Termination.
          (a) If (i) this Agreement is terminated by Royal Gold Chile pursuant to Section 7.1(b) and (ii) Assignor is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Royal Gold Chile is not in breach in any material respect of any of its representations and warranties or covenants made herein), then:
               (i) Royal Gold Chile shall have all remedies available at law or in equity, including the right of specific performance and the right to seek money damages from Assignor for any Losses incurred by Royal Gold Chile; and
               (ii) Assignor shall promptly pay to Royal Gold Chile the sum of US $2 million as a penalty for such breach.
          (b) If (i) this Agreement is terminated by Assignor pursuant to Section 7.1(b) and (ii) Royal Gold Chile is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Assignor is not in breach in any material respect of any of its representations and warranties or covenants made herein), then:
               (i) Assignor shall have all remedies available at law or in equity, including the right of specific performance and the right to seek money damages from Royal Gold Chile for any Losses incurred by Assignor; and
               (ii) Royal Gold Chile shall promptly pay to Assignor the sum of US $2 million as a penalty for such breach.

ARTICLE VIII
INDEMNIFICATION AND GUARANTY
     8.1 Indemnification by Assignor From and after Closing, and regardless of any investigation made at any time by or on behalf of Royal Gold Chile or any information Royal Gold Chile may have, Assignor shall defend, indemnify and hold harmless Royal Gold Chile, its Affiliates, officers, directors, employees, agents, and representatives, and any third party claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
          (a) any representations and warranties made by Assignor in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or
          (b) any failure by Assignor to perform any of its covenants, agreements, or obligations in this Agreement.
     8.2 Indemnification by Royal Gold Chile . From and after Closing, Royal Gold Chile shall defend, indemnify and hold harmless Assignor and any third party claiming by or through him, as the case may be, from and against any and all Losses arising out of or resulting from:
          (a) any representations and warranties made by Royal Gold Chile in this Agreement not being true and accurate when made or when required by this Agreement to be true and accurate; or
          (b) any failure by Royal Gold Chile to perform any of its covenants, agreements, or obligations in this Agreement.
     8.3 Claims for Indemnity; Third Party Claims.
          (a) Whenever a claim for Losses shall arise for which one Party (“Indemnitee”) shall be entitled to indemnification under this Article VIII, Indemnitee shall give the indemnifying party (“Indemnitor”) Notice promptly after the first receipt of knowledge of such claim, and in any event within such period as may be necessary for Indemnitor to take appropriate action to resist such claim. Such Notice shall specify all facts known to Indemnitee giving rise to such indemnification rights. The right of Indemnitee for indemnification, as set forth in the Notice, shall be deemed agreed to by Indemnitor unless, within 30 days after receipt of such Notice, Indemnitor shall notify Indemnitee in writing that it disputes the right of Indemnitee to indemnification.
          (b) Upon receipt by Indemnitor of a Notice from Indemnitee with respect to any claim of a third party against Indemnitee, and acknowledgment by Indemnitor (whether after resolution of a dispute or otherwise) of Indemnitee’s right to indemnification hereunder with respect to such claim, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor acknowledges Indemnitee’s right to indemnification and elects to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee, such consent not to be unreasonably withheld. If Indemnitor does not assume the defense of a third party claim or disputes Indemnitee’s right to indemnification, Indemnitee shall have the right to defend against such claim until Indemnitor’s obligation to indemnify is established pursuant to this Section 8.3, and Indemnitor shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense, but Indemnitee shall have control over the defense and authority to resolve such claim, subject to this Section 8.3.
     8.4 Survival of Representations and Warranties; Limitations Unless specified otherwise in this Agreement, the representations and warranties of Assignor and Royal Gold Chile in this Agreement shall survive the Closing for a period of 24 months, except for (i) those contained in Sections 3.1 and 3.2, which shall survive indefinitely. Assignor and Royal Gold Chile shall have no liability under Sections 8.1 and 8.2, respectively, unless a claim for Losses for which indemnification is sought thereunder is asserted by Royal Gold Chile or Assignor, as the case may be, within the applicable survival period.
     8.5 Sole Remedy. Each Party acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy against the other Party with respect to any breach of representation, warranty, covenant, agreement or obligation will be pursuant to the indemnification provisions set forth in this Article VIII.
     8.6 Guaranty. Royal Gold Inc. hereby unconditionally guarantees the obligations of Royal Gold Chile pursuant to the terms of this Agreement, including without limitation the indemnification obligations set forth in Section 8.2. If any indemnification obligation of the Royal Gold Chile is not paid in accordance with the provisions of this Article VIII, Assignor shall be entitled to collect the amount of any Loss from Royal Gold Inc.
ARTICLE IX
RIGHT OF FIRST REFUSAL
     9.1 Preemptive Rights. If Assignor intends to Transfer all or any part of the Retained Royalty Interest, Assignor shall promptly give Royal Gold Chile Notice of his intentions (“Notice of Proposed Transfer”). The Notice of Proposed Transfer shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or the contract for Transfer. If the consideration for the intended Transfer is, in whole or in part, other than monetary, the Notice of Proposed Transfer shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). Royal Gold Chile shall have 20 Business Days following delivery of a Notice of Proposed Transfer to give Assignor Notice whether Royal Gold Chile elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as set forth in the Notice of Proposed Transfer.
          (a) If Royal Gold Chile elects to acquire the interest subject to the Notice of Proposed Transfer, the Transfer described in the Notice of Proposed Transfer shall be consummated promptly after Notice of such election is delivered to Assignor, except the Transfer shall be made to Royal Gold Chile.
          (b) If Royal Gold Chile declines or fails to elect within the period specified in this Section 9.1 to acquire the interest subject to Assignor’s Notice of Proposed Transfer, Assignor shall have 90 Business Days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to Assignor than those specified in the Notice of Proposed Transfer.
          (c) If Assignor fails to consummate the Transfer to a third party within the period set forth in Section 9.1(b), the preemptive right of Royal Gold Chile in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be subject to and conducted in accordance with all of the procedures set forth in this Section 9.1.
ARTICLE X
MISCELLANEOUS
     10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement (each a “Notice”) shall be in writing and shall be given by any of the following methods: (i) personal delivery; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile, receipt confirmed; or (iv) by a nationally recognized overnight courier service. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as such Party shall specify by Notice):
(a)	if Assignor, to:

Mario Iván Hernández Alvarez
La Concepción 266, Suite 701
Providencia, Santiago
Facsimile: 56-2-2331037

e-mail mhdez@ctcinternet.cl

with an informational copy to:

Pedro Deutsch Spiegel
Avda. Andrés Bello 2711- 19th floor
Las Condes – Santiago

Facsimile- 56-2-3604030

e-mail: pdeutsch@cariola.cl

(b) if to Royal Gold Chile, to:

c/o Royal Gold Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: President
Facsimile: (303) 595-9385

with an informational copy to:

Royal Gold Chile Limitada
c/o Sergio Orrego
Torre de la Costanera
Avenida Andres Bello 2711, 16th Floor
Santiago Chile
Facsimile: 562-499-5555

(c) if to Royal Gold Inc., to:

1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Attention: President
Facsimile: (303) 595-9385
A Party may change its address for Notice by Notice to the Other Party. Each Notice shall be effective (a) if delivered personally or by registered or certified mail, return receipt requested, or by nationally recognized overnight courier service, when delivered at the address specified in this Section 10.1, and (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.1, and confirmation is received; in both such cases if given on a Business Day during the normal business hours of the recipient and if not given during such hours, on the Business Day during which such normal business hours next occur.
     10.2 Confidentiality and Public Announcements.
          (a) Subject to the provisions of Sections 10.2(b) through (f), each of the Parties shall treat all information received from the other Party or in connection with the Acquisition, and Royal Gold Inc. shall treat information received from Assignor or in connection with the Acquisition, as confidential and shall not disclose such information except as provided in this Agreement.
          (b) A Party or Royal Gold Inc. may disclose information received subject to Section 10.2(a) to (i) such of such entity’s officers, directors, employees, attorneys, accountants or financial advisors who have a need to have access to such information, and (ii) such other persons as the other Party and Royal Gold Inc. consents in writing may receive such information.

A Party or Royal Gold Inc. that discloses information subject to Section 10.2(a) to its representatives as provided in this Section 10.2(b) shall be responsible and liable for any improper disclosure of the information by its representatives in violation of this Agreement.
          (c) The provisions of Section 10.2(a) shall not apply to any information, data and knowledge, as shown by written records, that (i) is in a Party’s or Royal Gold Inc.’s possession prior to disclosure by the other Party or Royal Gold Inc., as the case may be, (ii) is in the public domain prior to disclosure by the other Party or Royal Gold Inc., as the case may be, (iii) lawfully comes into a Party’s or Royal Gold Inc.’s, as the case may be, possession from a source in accordance with the terms and conditions, if any, imposed on that party by such source with respect to the use and disclosure thereof, or (iv) lawfully enters the public domain through no violation of this Agreement by the Party or Royal Gold Inc. receiving the information.
          (d) Nothing contained in this Agreement shall be deemed to prevent a Party or Royal Gold Inc. from disclosing any information that is subject to Section 10.2(a) if, in the opinion of such party’s legal counsel, such disclosure is required to be pursuant to an order or direction of a Governmental Authority having jurisdiction over the disclosing party ;
          (e) Assignor acknowledges that Royal Gold Inc. will disclose the existence and terms and conditions of this Agreement and file this Agreement as required by applicable United States securities laws, and that Royal Gold Inc. will thereafter continue to disclose information concerning this Agreement, Assignor’s Royalty Interest, and the Purchased Royalty Interest to industry analysts and members of the public.
          (f) Following the Closing, Royal Gold Chile and its Affiliates shall have the right to use and disclose information concerning the Purchased Royalty Interest, subject only to the terms and conditions of the Pascua-Lama Contract or other agreement with Barrick.
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the fullest extent possible.
     10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by either Party without the prior written consent of the other Party; provided, however, that Royal Gold Chile may assign this Agreement and its rights hereunder to an Affiliate without the prior consent of Assignor.

     10.5 No Third Party Beneficiaries . This Agreement is exclusively for the benefit of Assignor with respect to the obligations of Royal Gold Chile under this Agreement, and for the benefit of Royal Gold Chile and its permitted assigns with respect to the obligations of Assignor under this Agreement. This Agreement shall not be deemed to confer upon or give to any other Person any remedy, claim, liability, reimbursement or other right.
     10.6 Entire Agreement. This Agreement (including its Exhibits), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter thereof, including (i) the letter agreement between the Assignor and Royal Gold Inc., dated December 26, 2006 and (ii) the letter to Assignor from Mr. Tony A. Jensen, President and Chief Executive Officer of Royal Gold Inc., dated November 16, 2006, which are hereby terminated as of the Effective Date, and shall be of no further force or effect as between the Parties.
     10.7 Dispute Resolution.
          (a) All disputes arising out of or in connection with this Agreement, including any issue directly or indirectly related to this Agreement or with any of its clauses and effects, including, without limitation, the existence, validity, applicability, execution, interpretation, application, performance or termination of this Agreement as well as any difference, difficulty or conflict regarding this arbitration clause including the jurisdiction and authority of the arbitrator and its appointment (“Dispute”) shall be finally settled under the Rules of Arbitration of the Arbitration Center of the Cámara de Comercio de Santiago A.G. (“Chamber”). Prior to the commencement of the arbitration procedure, the Parties and Royal Gold Inc. shall have access to the ordinary courts of Santiago for any injunctive relief or other type of preventive action intended to protect their rights hereunder, without the need to apply for the arbitration procedure set forth herein.
          (b) The arbitral tribunal will be an “árbitro mixto” and, therefore, the arbitration tribunal shall decide the Dispute and weight the evidence according to Chilean law. The arbitration proceedings shall be conducted under the rules of procedure agreed by the Parties, and if the Dispute involves Royal Gold Inc., by the Parties and Royal Gold Inc., and in all matters not agreed, according to the rules provided in the Rules of Arbitration of the Chamber.
          (c) The Parties and Royal Gold Inc. hereby appoint Mr. Sergio Urrejola Monckeberg as the arbitrator mixto. If Mr. Sergio Urrejola Monckeberg is unable or unwilling to serve as the arbitrator, the Parties and Royal Gold Inc. hereby appoint Mr. Alberto Pulido Cruz, and if both of them are unable or unwilling to serve as the arbitrator, the Parties and Royal Gold Inc. hereby grant an irrevocable power of attorney to the Chamber, upon written request of either of them to appoint an “árbitro mixto” from the list of arbitrators of the Arbitration Center of the Chamber, who shall be proficient in English.
          (d) The arbitration shall be conducted in the city of Santiago, Chile.

          (e) The arbitration proceedings shall be conducted in Spanish. If any party involved in the arbitration proceedings so requests, the arbitrator shall accept that any documents presented to it by such a party, may be written in the English language.
          (f) Each party to the arbitration proceedings shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party other than obligations under this Agreement or information subject to client-attorney privilege.
          (g) The award of the arbitration tribunal shall be final and binding upon the parties to the proceeding, and either party to such proceedings may apply to a court of competent jurisdiction for enforcement of such award. The Parties and Royal Gold Inc.waive any remedy against the award.
          (h) During any period of arbitration involving a dispute, the Parties shall in all other respects continue their implementation of this Agreement in the same form that they have been doing so.
          (i) The Parties and Royal Gold Inc. agree that the arbitration tribunal may impose interim measures of protection in the cases contemplated by the Rules of Arbitration of the Chamber, agreeing further that, before the constitution of the arbitration tribunal such measures may be requested to and imposed by the ordinary courts of justice established by law.
          (j) The provisions of this Section 10.7 shall continue to apply notwithstanding any termination of this Agreement.
          (k) For purposes of this Section 10.7, Assignor, Royal Gold Chile, and Royal Gold Inc. hereby sets each of their special domicile at the comuna of Santiago, Santiago, Chile.
     10.8 Governing Law. This Agreement and the rights and liabilities of the Parties and Royal Gold Inc. hereunder shall be governed by and construed in accordance with the laws of the Republic of Chile.
     10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and Royal Gold Inc. and delivered (including by facsimile) to the others.
     10.10 Amendment; Modification. This Agreement may not be amended, modified or supplemented at any time except by written agreement of both Parties and Royal Gold Inc. .
[REMAINDER OF PAGE INTENTIONALLY BLANK
SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

/s/ Mario Hernández
Mario Ivan Hernández A.

Royal Gold, Inc., on behalf of Royal Gold Chile Limitada
and as Guarantor pursuant to Section 8.6 of this Agreement

By	/s/ Tony Jensen

Title	President & CEO

Exhibit A
to
Assignment of Rights Agreement
Pascua-Lama Contract

PURCHASE OF SHARES
HERNÁNDEZ ALVAREZ, MARIO IVAN
TO
COMPAÑÍA MINERA BARRICK CHILE LIMITADA
IN SANTIAGO, CHILE, on the thirtieth day of June of nineteen ninety eight, before the undersigned ARTURO CARVAJAL ESCOBAR, attorney at law, Notary Public, holder of the title Seventh Notary of this Department, domiciled in Catedral Street number one thousand two hundred and thirty three, the following parties appeared: The first party, being the “Seller”, Mr. MARIO IVAN HERNÁNDEZ ALVAREZ, who is Chilean, a mining engineer, is married, holder of identity document number four million seven hundred and sixty three thousand two hundred and ninety six dash K, domiciled in this city at Guardia Vieja street number two hundred and ninety three, office four hundred and two, and the other party as “buyer” or “the buyer” being COMPAÑÍA MINERA BARRICK CHILE LIMITADA, unique tax identification number fifty nine million seven hundred and ten dash two, a limited liability company, whose line of business is as indicated by the name, domiciled in Pedro de Valdivia [street] number one hundred, eleventh floor, Providencia, Santiago, represented by Ms. LAURA PHYLLIS MARÍA EMERY, who is Canadian, single, attorney at law, holder of identity document for foreigners number fourteen million five hundred and ninety eight thousand four hundred and eleven dash four, and Mr. SERGIO GÓMEZ NÚÑEZ, who is Chilean, married, attorney at law, holder of national identity card number five million four hundred and nineteen thousand two hundred and ninety two dash four, both of whom are also domiciled at Pedro de Valdivia [street] number one hundred, eleventh floor, Providencia, Santiago, all of whom are of legal age and who showed proof of their identities with the documents mentioned above, and declared: ONE: Mr. MARIO IVAN HERNÁNDEZ ALVAREZ is the owner of one thousand three hundred and twenty B-series shares in COMPAÑÍA MINERA NEVADA S.A., hereinafter also referred to as “The Company”, a corporation constituted by means of the document of public record dated February seven nineteen hundred and eighty three, granted before Santiago Notary Mr. Patricio Ríos Vergara, substitute notary for Mr. Mario Farren Cornejo, the extract of which was registered in the Business Registry of the Santiago Real Estate Registrar, on page three thousand two hundred and sixty one, number one thousand eight hundred and twelve, of the year one thousand nine hundred and eighty three. COMPAÑÍA MINERA NEVADA S.A. was formed as a result of the transformation of the contract mining company known as COMPAÑÍA MINERA NEVADA which was originally constituted by means of the document of public record dated December six nineteen hundred and seventy seven, granted before Santiago Notary Mr. Raúl Undurraga Laso substitute notary for Mr. Luis Azócar Alvarez, which was registered on page four hundred fifteen, under number twenty five of the Registry of Property of the Huasco Custodian of Mines, for the year nineteen hundred and seventy seven. TWO: Mr. MARIO IVAN HERNÁNDEZ ALVAREZ does hereby sell, assign and transfer the one thousand three hundred and twenty B-Series shares which he owns in COMPAÑÍA MINERA NEVADA S.A. to COMPAÑÍA MINERA BARRICK CHILE LIMITADA, which hereby purchases, accepts and acquires them through its representatives. THREE: The shares are sold free of all debt, prohibition, lien or encumbrance. Seller does hereby deliver to Buyer, on behalf of whom the representatives thereof receive, the share certificates that represent the shares being transferred. FOUR: The purchase price of the shares being sold by Mr. MARIO IVAN HERNÁNDEZ ALVAREZ is the amount of six million thirty nine thousand two hundred and sixteen dollars of the United States of America, plus a variable price that will be determined in the manner established in point d) and following of this clause. The price will be paid in the following manner: a) The sum of three million nineteen thousand six hundred and eight dollars in currency of the United States of America, which the seller declares to have received to his full satisfaction, b) The sum of one million five hundred and nine thousand eight hundred and four dollars in currency of the United States of America, that will be paid within a maximum of ten days after the date on which COMPAÑÍA MINERA NEVADA S.A. or its successor in ownership of the possessions, has produced at least thirty thousand troy ounces of gold within a period of thirty calendar days, c) The sum of one million five hundred and nine thousand eight hundred and four dollars in currency of the United States of America, that will be paid within the thirty days following the date on which COMPAÑÍA MINERA NEVADA S.A. or its successor in ownership of the possessions, has completed thirty six months of production of at least thirty thousand troy ounces of gold within periods of one calendar month, whether or not they are consecutive. d) A sum equivalent to a variable percentage of the product resulting from the sale of refined gold of COMPAÑÍA MINERA NEVADA S.A. or of its successor in ownership of the possessions, coming from the mining exploitation concessions owned by the COMPANY, either totally or partially, directly or indirectly, and that are located within the area demarcated in detail on a plan that the parties hereby sign as Appendix A, and that is legalized, on this date before the undersigned Notary, with the number one hundred and sixteen, with it being considered that said appendix forms an integral part of this contract. This demarcated area is located within the territory of the Republic of Chile, between the UTM coordinates that are indicated on said plan. The payment will be made each calendar quarter of operation, for the period of one hundred and twenty years, as of this date. In the event that COMPAÑÍA MINERA NEVADA S.A. or a company related to it, acquires new mining concessions within the demarcated area, it will also be obligated to pay the variable price indicated above. The above notwithstanding, in the event that COMPAÑÍA MINERA NEVADA S.A. or a company related to it, acquires part of the mining concessions that are located within the demarcated area, it shall pay the variable price in proportion to the participation that it holds in these mining concessions. The value of the sales will be calculated by assigning to refined gold the average daily price known as “Cash Settlement” on the “London Bullion Brokers”, “P.M.” Fix” or “London Final”, during the relevant quarter. If the “London Bullion Brokers” ceases to exist or ceases to issue daily quotations for gold, all references to said entity shall be understood to refer to the entity that replaces it and that establishes daily reference prices for gold for immediate delivery on a market that is open and worldwide in nature. The percentage to be paid shall be determined in accordance with the following scale of the average quarterly price of gold, determined in the manner indicated: One.- If the average price of gold is less than or equal to three hundred and twenty five dollars per troy ounce, the percentage will be zero point three two three five percent. Two.- If the average price of gold is three hundred and fifty dollars per troy ounce, the percentage will be zero point four three one four percent. Three.- If the average price of gold is three hundred and seventy five dollars per troy ounce, the percentage will be zero point five three nine two percent. Four.- If the average price of gold is four hundred dollars per troy ounce, the percentage will be zero point six four seven one percent. Five.- If the average price of gold is five hundred dollars per troy ounce, the percentage will be one point one two one six percent. Six.- If the average price of gold is six hundred dollars per troy ounce, the percentage will be one point four six seven seven percent. Seven.- If the average price of gold is seven hundred dollars per troy ounce, the percentage will be one point eight one one eight percent. Eight.- If the average price of gold is eight hundred dollars per troy ounce or more, the percentage will be two point one five six nine percent. In the event that the average selling price of gold per troy ounce is not one of the prices established above, but rather that it falls in between any two of the segments indicated previously, in this case the percentage to be paid will be determined by the following calculation: A) from the average selling price of copper determined, the lower price of the corresponding segment must be subtracted; B) the result obtained from the previous operation is divided by the difference between the upper price of gold and the lower price of gold of the corresponding segment; C) The result of the previous operation is multiplied by the difference between the upper and lower percentage of the corresponding segment; and D) the percentage of the definitive variable price to be paid in said period is determined upon adding the result from the previous operation to the lower percentage of the segment corresponding to the lower segment. The method for calculating this percentage is detailed in Appendix B which the parties sign and which is understood to form an integral part of this document. For example, if the average price in a calendar quarter were to be three hundred and ninety dollars, the percentage to pay would be zero point six zero three nine percent; if the average price were to be four hundred and fifteen dollars, the percentage to pay would be zero point seven one eight three percent; and if the average price were to be five hundred and thirty five dollars, then the percentage to pay would be one point two four two four percent. For these purposes, the amount of gold will be determined on the basis of the number of troy ounces of refined gold produced by COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer or its related companies, in ownership of the possessions that are located within the demarcated area or delivered to the COMPANY or for the account thereof, by the refinery, smelter, or other processor to which the COMPANY had delivered ore coming from the mining concessions that are located within the demarcated area, during one calendar quarter. Refined gold is that which meets or exceeds the normally commercially accepted requirements on the commodities market of London or of the United States of America, as good delivery gold or “Bullion Gold”. e) An amount equivalent to a percentage calculated on the value of the sales of unrefined gold contained in the ore or concentrates, precipitates, cathodes, leaching products, or any other product, either final or intermediate, expressly excluding refined gold, that has been sold by COMPAÑÍA MINERA NEVADA S.A. or its successor, coming from the exploitation of the relevant mining concessions that are located within the demarcated area. Seller shall have the right to a percentage of the results of the sale of payable gold by COMPAÑÍA MINERA NEVADA S.A. or its successor in ownership of the possessions, to the Buyer or its related companies, according to the payments between these and the refinery, smelter, processor or other buyer, in market conditions, based on the interchange of analysis and/or in the corresponding arbitration or other mechanism for resolving differences that is stipulated in the relevant contract, during the calendar quarter, without considering any hedging that might occur. In order to determine the variable percentage applicable to a quarter, according to the table established in letter d) above, it shall be presumed that the average price of the gold will be equivalent to the total price actually paid during the quarter, divided by the number of troy ounces of payable gold determined at the final settlements for each quarter. For example, if the value of the payable gold received by COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, in the sales of a quarter, amounted to one million dollars for a total of two thousand nine hundred and eighty five troy ounces of payable gold, the average price for the gold would be three hundred and thirty five dollars, and the applicable percentage would be zero point three six six seven percent; if the value of the payable gold received by COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, in a quarter, amounted to two million dollars for a total of four thousand six hundred and fifty one troy ounces of payable gold the average price of the gold would be four hundred and thirty dollars, and the applicable percentage would be zero point seven eight nine five percent, if the value of the payable gold received by COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, in a quarter, amounted to two million five hundred thousand dollars for a total of four thousand four hundred and sixty four troy ounces of payable gold, the average price of the gold would be five hundred and sixty dollars, and the applicable percentage would be one point three two eight seven percent; f) An amount equivalent to the percentage of zero point four three one four percent of the value of the sales that actually take place as of the first day of January of the year two thousand seventeen, but not beyond the period of one hundred and twenty years following said date, of copper mineral, by COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, from said mining exploitation concessions that are located within the demarcated area, during the first calendar quarter of operation starting from the date indicated, without considering possible hedging, and net of the deductions indicated below. The value of these sales for the relevant quarter will be equivalent to the value payable, for the concept of copper, to COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, for the refinery, smelter or other processor to which COMPAÑÍA MINERA NEVADA S.A., or a third party, has delivered, on its behalf, or on behalf of the successor in ownership of the possessions, the Buyer or its related companies, under market conditions, with the following deductions: I) All of the costs and expenses related to the transportation of the concentrate and/or processing that is external to COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, up to the smelter, refinery or destination port, in other words, ground freight, storage costs, third party loading costs, ocean freight, insurance during transportation, and others that are linked to said transportation II) All of the costs of outsourced processing or external processing to COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies, conducted by third parties, in other words, all the charges for roasting, metallurgical deductions for copper, charges for fusion, treatment, fines or penalties for impurities, shortages, charges for copper refining, and price participation, as is normally stipulated on the sales and/or processing contracts. III) All of the external costs and expenses that are directly related to the sale of copper concentrate or metallic copper coming from the processes, in other words, external fees, broker and agency fees, insurances, storage, third-party supervision, chemical analysis and costs of arbitration procedures for differences ruled from the metal content, if any. IV) Any tax or lien applicable to the sales or to the ocean freight of the products, including that which is relevant to invoices, constituting an actual cost, in other words, one that is not recoverable by COMPAÑÍA MINERA NEVADA S.A., its successor, the Buyer, or its related companies. The copper will be understood to have been sold in the quarter corresponding to the date of payment. In the event that COMPAÑÍA MINERA NEVADA S.A., or a company related thereto acquires new mining concessions within the demarcated area, it shall also be obligated to pay the previously mentioned variable price. The above notwithstanding, in the event that COMPAÑÍA MINERA NEVADA S.A., or a company related thereto acquires a part of mining concessions located within the demarcated area, it shall pay the previously mentioned variable price variable in proportion to the participation that it holds in these mining concessions. FIVE: In the event that COMPAÑÍA MINERA NEVADA S.A., or its successor in ownership of the possessions, produces, acquires, processes or causes to be processed, ore or mineral substances taken from exploitation concessions other than those located within the demarcated area, whether this occurs with third parties or through companies that are related to COMPAÑÍA MINERA NEVADA S.A., or with which said company is affiliated, or in which COMPAÑÍA MINERA NEVADA S.A., has interests, either direct or indirect, the parties hereto agree that such ores, metals and metal concentrates coming from different origins, can be mixed or joined in the various mining processes, or in any other later stage of processing, in which case the payments described in the previous clause will only be made in respect of the refined and unrefined gold, and after the year two thousand seventeen for copper, obtained or recovered from the ore, metals, and other mineral products, extracted from the relevant exploitation concessions located within the demarcated area described in Appendix A. For this purpose, COMPAÑÍA MINERA NEVADA S.A., its successor in ownership of the possessions, the Buyer, or its related companies, will determine the weight or volume, take samples and analysis of the ore and materials taken from said concessions, before they are mixed or processed jointly. The determination of weight, volume, sample-taking or analysis will be conducted in accordance with generally accepted principles and practices in the mining industry. The weight, volume, sampling and analysis, will serve as the basis for the calculation of the payments that must be made in accordance with this contract, in the event that a joint sale of ore thus mixed, the seller is expressly authorized, throughout the entire period in which payment of the balance of the variable price remains in force, to inspect the area where the products and ore are extracted, and to review the manner and procedure with which the weight, volume and origin of said ore and products is determined, that serves as the basis for determining the variable price. In the event that there is any difference in the calculations, procedures or other aspects that affect the determination of the variable price, the parties shall designate, by common agreement, a company of renown international prestige in order to resolve the differences that exist, at the expense of the party that makes the request, unless a difference in its favor is found, in which case the expense will be born by the other party. The Seller shall exercise this right in such a manner as to not hinder or interfere with the production processes in any way, and shall advise the general manager of COMPAÑÍA MINERA NEVADA S.A. or its successor at least fifteen days in advance, for the purpose of coordinating the visit. SIX: All of the payments established in United States dollars will be paid in Chilean currency converted according to the Observed Dollar Exchange Rate (“tipo de cambio del dólar observado”) that was valid for the day prior to that on which payment takes place. IF the Observed Dollar Exchange Rate ceases to exist, then the exchange rate to be used shall be the average exchange rate that is certified by any three of the following banks, on request by the selling company, for the date on which payment is effected: Citibank NA, Banco de Chile, Banco Santiago, Banco de Crédito e Inversiones, and Banco Santander in their relevant Santiago branches. Sums owed shall not accrue interest, except in the case of default or simple late payment, in which case common interest will be charged. SEVEN: The amounts that are determined for payment in each quarter shall be paid, in Chilean currency, within the period of thirty days following the end of said quarter. Each payment shall be accompanied by documentation in support of the calculation of the amount of refined and unrefined gold, and also copper after the year two thousand seventeen produced by the pertinent mining concessions that are located within the demarcated area, the average price of gold, and the percentage determined. For all legal purposes, the settlements presented by the buying company, signed by its duly appointed representatives, shall be presumed to have been calculated correctly unless they were objected to or refuted, in writing, within the period of no more than 90 days following presentation thereof. No claims shall be admissible thereafter, such that the payments that are made in accordance with the settlements that are not objected to, shall be considered as being final. COMPAÑÍA MINERA BARRICK CHILE LIMITADA hereby commits and is obligated to obtain from COMPAÑÍA MINERA NEVADA S.A. permission to access and place at the disposal of the seller and/or independent auditors contracted by the seller, at its own expense, all of the documentation related to the statements and calculations of production and sales. Such auditors must be those of a company that is registered with the Superintendent of Banks and Financial Institutions in the Republic of Chile, to conduct auditing on financial institutions. In order to exercise this right, the Seller or its successors shall always act by common consent through a common legal representative appointed by a Document of Public Record. This provision shall be applicable to all successors and assignees of the Seller, under any title whatsoever. In turn, COMPAÑÍA MINERA BARRICK CHILE LIMITADA, hereby commits and is obligated to impose on a third purchaser of shares in COMPAÑÍA MINERA NEVADA S.A. to which this contract refers, the obligation to respect and adopt the provisions and stipulations established herein in favor of the Seller, its successors and assigns, under any title whatsoever. In like manner, it is an obligation that, in the event of transfer of the possessions that are located within the demarcated area, referred to in Appendix A, the purchaser thereof shall assume the above obligations. These obligations shall be established in the purchase contract. EIGHT: The Seller may choose to have the payments corresponding to the percentage of production of refined gold, described in sub-paragraph “d” of Clause Four above, conducted be means of the physical delivery of actual gold, in which case it shall notify the Buyer at least sixty days in advance of the relevant payment date. This option will only be possible to the extent that legal regulations and the banking rules of the Central Bank of Chile permit the execution thereof, for both the Buyer and the producer, provided that it does not imply any additional tax, contribution or levy. The Seller shall not have the right to this option with regard to un-refined gold that could be contained in ore concentrates. In like manner, the Seller may choose to have payment of the purchase price of the shares referred to in this contract, made in United States Dollars, but only to the extent that legal regulations and the banking rules of the Central Bank of Chile permit it. NINE: The parties hereby declare that nothing in this agreement may be interpreted as being an obligation for the buyer acting for himself or in representation of COMPAÑÍA MINERA NEVADA S.A. or its successor in ownership of the possessions, to conduct exploitation of the mining concessions identified in the demarcated area, or of assuring that such exploitation shall have any specific duration, characteristics, or production. TEN: For all of the purposes of this contract, references to refined gold or “bullion gold”, shall be construed as being made from gold ore with a content of ninety nine point five percent pure gold. In the same manner, references to the concept of “hedging” shall be understood as all operations whose objective is to ensure or determine the future selling price of products. ELEVEN: The parties hereby agree that, in the demarcated area detailed in Appendix A, there are both mining exploitation concessions and mining exploration concessions, either already constituted or in the process thereof, of the COMPAÑÍA MINERA NEVADA S.A., or under its control. The new exploitation concessions acquired or obtained by COMPAÑÍA MINERA NEVADA S.A. or any company related thereto, within the demarcated area, will be incorporated into the provisions of this contract. If for any reason COMPAÑÍA MINERA NEVADA S.A., its successor, or a company related thereto, decides to not continue or renew any of the mining concessions contained within the demarcated area, in respect of whose terrain there is no mining concession constituted or in the process thereof, it shall offer to transfer, in proportion to its previous share participation, as applicable, for the price of one third of the value of the most recent permit, to the shareholders Gerardo Findel Steppes or his estate, Jaime Ugarte Ábrego or his estate, Jaime Ugarte Lee or his estate, and/or Mr. Mario Iván Hernández Alvarez or his estate, all of whom shall state, in writing, within the following thirty days, their acceptance thereof. After the expiry of said period without them having stated their intention to accept the offer, COMPAÑÍA MINERA NEVADA S.A. shall be empowered to dispose of said concessions in whatever manner is most suitable for its interests. TWELVE: In order to guarantee payment of the variable portion of the price mentioned in Clause Four of this document, COMPAÑÍA MINERA NEVADA S.A. is obligated to not dispose of nor transfer the mining concessions identified in Appendix “A”, that are located within the demarcated area, without the prior written consent of the selling party, and this prohibition shall remain in force until such time as the obligation to pay the variable part of the price that the buyer assumes, has been extinguished. This prohibition shall be recorded in the relevant Registry of the Custodian of Mines of Huasco, Vallenar. The above notwithstanding, the parties agree to release the prohibition agreed on previously, in order to allow COMPAÑÍA MINERA NEVADA S.A. to dispose of said mining concessions for the sole purpose of registering contracts by virtue of which COMPAÑÍA MINERA NEVADA S.A. transfers ownership of said concessions, if, in the relevant contracts, the new purchaser recognizes that he accepts the obligation for himself and formally and explicitly commits to paying the variable part of the price indicated in points d), e) and f) of Clause Four of this document, and that he likewise is obligated to constitute, in the same document of public record by which he purchases ownership of the concessions that are located within the demarcated area, the same prohibition that COMPAÑÍA MINERA NEVADA S.A. constitutes hereby. In any event, COMPAÑÍA MINERA BARRICK CHILE LIMITADA [and] its successor shall be responsible to the sellers for payment of the variable part of the price, in the portion that is not paid by the new purchaser. The Custodian of Mines of Huasco, Vallenar, after having complied with the above requirement, shall carry out whatever registrations are applicable for the indicated purpose, without requiring that new documents be provided by the parties. The same procedure indicated above shall be applied if the new purchaser, in turn, desires to dispose of the identified mining concessions that he had acquired, in which case only the prohibition on disposal shall be lifted, and only for the purpose of registering the relevant contract, if, in turn, the new purchaser accepts and commits to paying the variable part of the price referred to in Clause Four and constitutes the same prohibitions that are agreed on here. Thus, whomever acquires the mining concessions that are subject to the prohibition against disposal and transfer, must, in the contract by which he purchases the possessions identified previously, accept and commit to paying the seller, the variable part of the price indicated in points d), e) and f) of Clause Four of this document, and to constitute the same prohibition that is hereby constituted by COMPAÑÍA MINERA NEVADA S.A. The parties hereby expressly declare that the prohibition to dispose of or transfer, in favor of the Seller, referred to in this clause, shall not be applicable and neither shall it affect the liens, guarantees, mortgages or prohibition to dispose of or transfer, in one or more acts, that COMPAÑÍA MINERA NEVADA S.A. or its successor in ownership of the possessions, provides as surety for the financing of the project for the exploitation of the concessions that are located within the demarcated area, in favor of one ore more banks, credit institutions or financial entities, either local or foreign, and neither shall it affect the exercising of the rights derived from said liens, guarantees, mortgages or prohibitions. Without prejudice to the foregoing, in the event that the banks, credit institutions or financial entities referred to above, require so for the purposes described above, the seller shall be obligated to provide the documents that are necessary to postpone the guarantee in favor of the banks, credit institutions or financial entities, in order to permit the constitution of the liens, guarantees, mortgages or prohibitions alluded to, including the relevant releases therefrom, at the mere request of the Buyer. THIRTEEN: The seller expressly waives all legal action to which he could be entitled by reason of or because of this contract for the purchase of shares. In like manner, the parties hereby declare that the provisions of the contract titled “Contrato de Opción Minera de COMPAÑÍA MINERA NEVADA S.A.” which was signed on February twenty seven of nineteen hundred and seventy eight before Santiago Notary Mr. Víctor Bianchi, substitute for Mr. Andrés Rubio Flores, as amended, including the amendment dated February seven of nineteen eighty three, made before the Notary Mr. Patricio Ríos, substitute for Mr. Mario Farren Cornejo. FOURTEEN. Any doubt or difficulty that arise between the parties regarding this contract, the documents that compliment it or modify it, either in relation to the interpretation thereof, compliance, validity, termination or any other issue related to this contract, shall be resolved through arbitration in accordance with the bylaws of the Arbitration Center of the Santiago Chamber of Commerce A.G., whose provisions are witnessed by the document of public record dated December 10 nineteen ninety two granted before the Santiago Notary Mr. Sergio Rodríguez Garcés, which forms an integral part of this clause, the parties declaring that they acknowledge and accept it. The parties confer an irrevocable special power of attorney on the Santiago Chamber of Commerce A.G. such that on the written request of either party, it shall designate an arbitrator from among the members of the Arbitration Body of the Arbitration Center of said Chamber, who shall arbitrate in relation to the procedure but legally in relation to the decision of the matter. There shall be no recourse to appeal against the resolution of said mixed arbitrator, and the parties do hereby waive such. The designated arbitrator is specially empowered to resolve all matters related to his competence and jurisdiction. For all legal purposes, the parties set their domicile as the city of Santiago. The applicable legislation shall be Chilean law. SIXTEEN: Present at the signing hereof are Mr. KEVIN ATKINSON TEAR, who is British, married, a chartered accountant, domiciled at Pedro de Valdivia one hundred, floor 11, Providencia, Santiago, identity card for foreigners number eight million eight hundred and twenty four thousand, five hundred and ninety eight dash nine, and Mr. FERNANDO RAMÍREZ POBLETE, who is Chilean, married, a civil engineer, domiciled at Pedro de Valdivia one hundred, floor 11, Providencia, Santiago, national identity card number four million seven hundred and seventy three thousand eight hundred and sixty six dash zero, in representation of COMPAÑÍA MINERA NEVADA S.A., whose line of business is as the name suggests, with the same domicile as that of its representatives, who state that they understand and accept all of the stipulations contained in this document, and which obligate the company that they represent to obtain the authorization that is given to the sellers to obtain from COMPAÑÍA MINERA NEVADA S.A. all of the documentation related to the statements, calculations of production and sales, as well as the obligation of COMPAÑÍA MINERA NEVADA S.A. to not dispose of or transfer the mining concessions identified in Appendix A and that are contained within the demarcated area. The legal status of Ms. LAURA PHYLLIS MARÍA EMERY and SERGIO GÓMEZ NUÑEZ, for COMPAÑÍA MINERA BARRICK CHILE LIMITADA is witnessed by the document of public record dated June 10, nineteen ninety eight, granted before Santiago Notary Mr. Eduardo Avello Concha, which is not inserted at the request of the parties since it is known to them. The legal status of Mr. KEVIN ATKINSON TEAR and of Mr. FERNANDO RAMÍREZ POBLETE, for COMPAÑÍA MINERA NEVADA

S.A., is witnessed by the Document of Public Record dated June twelve nineteen ninety eight, granted before Santiago Notary Mr. Eduardo Avello Concha, which is not inserted at the request of the parties since it is known to them. IN WITNESS WHEREOF and after having read, those present signed. A COPY IS GIVEN I ATTEST.-

/s/ Mario Ivan Hernández Alvarez
MARIO IVAN HERNÁNDEZ ALVAREZ
C.I.N° 4.773.296-K

/s/ Laura Phyllis Maria Emery	/s/ Sergio Gomez Nuñez
LAURA PHYLLIS MARIA EMERY	SERGIO GOMEZ NUÑEZ
C.I. de Ext. 14.598.411-4	C. I. N° 5.419.292-4
COMPANIA MINERA BARRICK CHILE LIMITADA

/s/ Kevin Atkinson Tear	/s/ Fernando Ramirez Poblete
KEVIN ATKINSON TEAR	FERNANDO RAMIREZ POBLETE
C. I. Ext. 8.824.598-9	C.I.N° 4.773.876-0
COMPAÑIA MINERA NEVADA S.A
/s/ [ILLEGIBLE]

THIS COPY IS A TRUE AND FAITHFUL REPRESENTATION OF THE ORIGINAL.- SIGNED AND SEALED ON THIS DATE. IDENTIFICATION N° 2:917-98.- SANTIAGO JUNE 30, 1998.